As filed with the Securities and Exchange Commission on May 11, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1562417
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

515 Franklin Street

Michigan City, Indiana 46360

(Address of Principal Executive Offices)

Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan

(Full Title of the Plans)

Todd A. Etzler

Executive Vice President and General Counsel

515 Franklin Street

Michigan City, IN 46360

(219) 879-0211

(Name, address and telephone number, including area code, of Agent for Service)

With a copy to:

Curt W. Hidde, Esq.

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, IN 46204

(317) 236-1313

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Statement No. 333-189420 on Form S-8. See “Explanatory Note” below.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, no par value	1,400,000	$18.17	$25,438,000	$2,775.29

(1)	Any additional shares of common stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).
(2)

On May 6, 2021, the Registrant’s shareholders approved the Horizon Bancorp, Inc. Omnibus Equity Incentive Plan (the “2021 Plan”), which authorizes the issuance of up to 1,787,548 common shares comprised of (i) 1,400,000 common shares initially reserved for issuance under the 2021 Plan and (ii) 387,548 additional common shares that were previously available for awards under the Registrant’s 2013 Amended and Restated Omnibus Equity Incentive Plan (the “2013 Plan”). This Registration Statement registers the 1,400,000 common shares initially reserved for issuance under the 2021 Plan. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, the Registrant will amend the registration statement filed with respect to the 2013 Plan to cover the 387,548 common shares issuable under the 2021 Plan that were previously issuable under the 2013 Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h)(1) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Horizon Bancorp, Inc. common stock as reported on the NASDAQ Global Select Market on May 6, 2021, which date is within 5 business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

On May 6, 2021, the shareholders of Horizon Bancorp, Inc. (the “Registrant”) approved the Horizon Bancorp, Inc. Omnibus Equity Incentive Plan (the “2021 Plan”), which authorizes the issuance of up to 1,787,548 common shares comprised of (i) 1,400,000 common shares initially reserved for issuance under the 2021 Plan, and (ii) 387,548 additional common shares that were previously available for awards under the Registrant’s 2013 Amended and Restated Omnibus Equity Incentive Plan (the “2013 Plan”). This Registration Statement registers the 1,400,000 common shares initially reserved for issuance under the 2021 Plan. Pursuant to SEC Compliance and Disclosure Interpretation 126.43, the Registrant will amend the registration statement filed with respect to the 2013 Plan to cover the 387,548 common shares issuable under the 2021 Plan that were previously issuable under the 2013 Plan.

As of the effective date of the 2021 Plan, no further grants may be made under the 2013 Plan, and shares that were available for issuance under the 2013 Plan and not subject to outstanding awards became available for issuance under the 2021 Plan. In addition, shares that are subject to currently outstanding awards under the 2013 Plan that subsequently are cancelled, forfeited, lapse or are otherwise terminated or settled without a distribution of shares under the terms of the 2013 Plan will become available for future issuance under the 2021 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) Annual Report on Form 10-K filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Registrant’s fiscal year ended December 31, 2020, filed with the Commission on February  26, 2021.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (filed with the Commission on April 30, 2021);

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 17, May 4, and May 11, 2021; and

(d) The description of the Registrant’s Common Stock found under the caption “Description of Common Stock” in the Registrant’s Amendment No. 1 to Form 8-A filed under the Exchange Act with the Commission on January 6, 2021, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K (including the related exhibits under Item 9.01) that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is an Indiana corporation, and its officers and directors (and those who have agreed to such positions) are entitled to be indemnified under Indiana law and our articles of incorporation against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful.

The IBCL also permits a corporation to pay for, or reimburse, reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s articles of incorporation provide for mandatory indemnification of officers and directors (and those who have agreed to such positions) if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth above. The articles of incorporation also provide that any director or officer of Horizon (or any person who is serving at the request of Horizon as a director or officer of another entity) shall be indemnified and held harmless by the Registrant to the same extent as the Registrant’s directors and officers.

In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Registrant’s articles of incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition.

The Registrant’s articles of incorporation also provide that the Registrant has the discretion to indemnify employees and agents to the same extent, and on the same basis, as it is required to indemnify its officers and directors.

The Registrant’s articles of incorporation also authorize the Registrant to maintain insurance to protect itself and any director, officer, employee or agent against expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCL or pursuant to its articles of incorporation. The Registrant currently maintains such insurance.

At present, there are no claims, actions, suits or proceedings pending for which indemnification would be required under the above, and the Registrant does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Horizon Bancorp, Inc. effective May 16, 2018 (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission on May 16, 2018).

4.2	Amended and Restated Bylaws of Horizon Bancorp, Inc. (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed with the Commission on January 23, 2020).

4.3	Horizon Bancorp, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to Registrant’s definitive proxy statement for its 2021 Annual Meeting of Shareholders, filed with the Commission on March 19, 2021).

5.1*	Opinion of Barnes & Thornburg LLP regarding legality of securities being offered.

23.1*	Consent of BKD, LLP.

23.2*	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1)

24.1*	Limited Power of Attorney (included on signature page).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Michigan City, Indiana, on this 11th day of May, 2021.

HORIZON BANCORP, INC.

By	/s/ Craig M. Dwight
Craig M. Dwight
Chairman and Chief Executive Officer

The undersigned directors and officers of the Registrant do hereby appoint each of Todd A. Etzler and Mark E. Secor as the true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or a substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Date	Signature and Title

May 11, 2021	/s/ Craig M. Dwight
Craig M. Dwight, Chairman,
Chief Executive Officer and Director

May 11, 2021	/s/ Mark E. Secor
Mark E. Secor, Chief Financial
Officer (and Principal Accounting Officer)

May 11, 2021	/s/ Susan D. Aaron
Susan D. Aaron, Director

May 11, 2021	/s/ Eric P. Blackhurst
Eric P. Blackhurst, Director

May 11, 2021	/s/ Lawrence E. Burnell
Lawrence E. Burnell, Director

May 11, 2021	/s/ James B. Dworkin
James B. Dworkin, Director

May 11, 2021	/s/ Julie Scheck Freigang
Julie Scheck Freigang, Director

May 11, 2021	/s/ Daniel F. Hopp
Daniel F. Hopp, Director

May 11, 2021	/s/ Michele M. Magnuson
Michele M. Magnuson, Director

Date	Signature and Title

May 11, 2021	/s/ Peter L. Pairitz
Peter L. Pairitz, Director

May 11, 2021	/s/ Steven W. Reed
Steven W. Reed, Director

May 11, 2021	/s/ Spero W. Valavanis
Spero W. Valavanis, Director